June 10, 2013

Corruven, Inc.

264 Notre Dame

Kedgwick, New Brunswick E8B 1H9

Canada

Gentlemen:

We refer to the Registration Statement on Form S-1/A-3, filed by Corruven, Inc., a Nevada corporation (the “Company”), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein, of 6,696,223 shares of common stock, $0.001 par value per share (the “Stock”).

As counsel to the Company, we have examined such corporate records, documents and questions of law as deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of this examination, we are of the opinion that under Nevada law, the 6,696,223 shares of Stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid, and are non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Stock for offer and sale in those states, and further consent to statements made in the Registration Statement regarding our firm and use of our name under the heading "Legal Matters” in the Prospectus constituting a part of such Registration Statement.

Sincerely,

/s/ The Bingham Law Group APC

The Bingham Law Group, APC
Carlsbad, California